Exhibit 99.2


Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

      This annual report on form 10-K contains a number of "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Specifically, all statements other than statements of historical facts included in this annual report regarding our financial position, business strategy and plans and objectives of management for future operations are forward-looking statements. These forward-looking statements are based on the beliefs of management, as well as assumptions made by and information currently available to management. When used in this Report, the words "anticipate," "believe," "estimate," "expect," "may," "will," "continue" and "intend," and words or phrases of similar import, as they relate to our financial position, business strategy and plans, or objectives of management, are intended to identify forward-looking statements. These statements reflect our current view with respect to future events and are subject to risks, uncertainties and assumptions related to various factors including, without limitation, those described below the heading "Overview", those described starting on page 32 of this annual report under the heading "Risk Factors" and in our registration statements and periodic reports filed with the SEC under the Securities Act and the Exchange Act.

      Although we believe that our expectations are reasonable, we cannot assure you that our expectations will prove to be correct. Should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in this annual report as anticipated, believed, estimated, expected or intended.

Overview

      We are in the e-commerce business-to-business communication services market providing complete EC infrastructure solutions. Our business operates in two segments: namely, our ICC.NET service and our Service Bureau.

      ICC.NET includes the Company's global Internet-based value added network or VAN, which uses the Internet and our proprietary technology to deliver our customers' documents and data files to members of their trading communities, many of which may have incompatible systems, by translating the documents and data files into any format required by the receiver. We believe that our ICC.NET service has significant advantages over traditional VANs, email-based and other Internet-based software systems, because our service is provided at a low cost, with greater transmission speed in nearly real-time and offers more features. Professional Services facilitates the development and operations of comprehensive business-to-business e-commerce solutions.

      Our Service Bureau manages and translates the data of small and mid-sized companies that exchange EDI data with large companies.

      Through July 2000, our business was entirely focused on our ICC.NET service. During fiscal 2001 we made two acquisitions that enable us to offer a more complete range of services to allow our customers to expand their e-commerce trading communities and bridge their legacy systems to the Internet.

      In August 2000, we acquired IDC, an EDI service bureau. IDC delivers business-to-business EDI standards-based documents for companies that do not have EDI departments.

      In November 2000, we acquired RTCI, thereby expanding our professional services capability. RTCI was an e-commerce infrastructure solutions company serving the business-to-business e-commerce market. RTCI assists its clients to conduct business electronically through a continuum of services including eConsulting, data transformation mapping (EDI, EAI, XML) and internetworking. RTCI developed a business model that offered remote service delivery, fixed and value-based pricing and reusable solutions. Subsequent to the acquisition in fiscal 2001, due to a reduction of the workforce of RTCI, a steep decline in value of companies similar to RTCI, continued operating losses and a significant reduction in the forecasted future operating profits of our professional services reporting unit, management determined that triggering events had occurred related to certain intangible assets. Projected cash flow analysis related to those assets determined that the assets had been impaired. These intangible assets were written down to fair value during the fourth quarter of 2001 based on the related discounted expected future cash flows.

      During the fourth quarter of fiscal 2003 the goodwill of the Service Bureau was tested for impairment due to a significant decline in revenues and operating income resulting primarily from the bankruptcy of its largest customer. An impairment loss of $982,142 was recognized as a result of this evaluation. The fair value of the Service Bureau reporting unit was estimated using the net present value of expected future cash flows.

      Due to a continued decline in its revenues throughout the course of 2002, continued operating losses and a significant reduction in forecasted future operating profits, the Professional Services reporting unit was tested for impairment during the fourth quarter of fiscal 2002. An impairment loss of $1,710,617 was recognized as a result of this evaluation. The fair value of the Professional Services reporting unit was estimated using the net present value of expected future cash flows.

      We rely on many of our competitors to interconnect, at reasonable cost, with our service. We have interconnection arrangements with more than 65 business-to-business networks for the benefit of our customers. Two of the largest networks, Global eXchange Services ("GXS") and Sterling Commerce, which we believe to account for approximately 60% of the estimated EDI users, discontinued their interconnect arrangements with the Company. GXS discontinued its interconnection with our service in September 2001 and Sterling Commerce discontinued its interconnection with our service in April 2002. We have entered into arrangements with Inovis, Inc. (formerly a division of Peregrine Systems, Inc. and now an idependent company) and IBM Corporation so our customers can continue to communicate through us with their trading communities. As a result of these interconnection arrangements, we will continue to incur additional costs and may lose existing customers if the arrangements we have provided are inadequate for their business purposes. We believe, however, that the arrangements we have made satisfy our existing customers.

Critical Accounting Policies and Significant Use of Estimates in Financial Statements

      Critical accounting policies are those policies that require application of management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

      The following list of critical accounting policies is not intended to be a comprehensive list of all of our accounting policies. Our significant accounting policies are more fully described in note 2 of the notes to the consolidated financial statements included elsewhere in this annual report on Form 10-K for the year ended July 31, 2003. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles with no need for management's judgment in their application. There are also areas in which management's judgment in selecting any available alternative would not produce a materially different result. We have identified the following to be critical accounting policies of the Company:

      Revenue Recognition: The Company derives revenue from subscriptions to its ICC.NET service, which includes transaction, mailbox and fax transmission fees. The subscription fees are comprised of both fixed and usage-based fees. Fixed subscription fees are recognized on a pro-rata basis over the subscription period, generally three to six months. Usage fees are recognized in the period the services are rendered. The Company also derives revenue through implementation fees, interconnection fees and by providing data mapping services to its customers. Implementation fees are recognized over the life of the subscription period. Interconnection fees are fees charged to connect to another VAN service and are recognized when the data is transmitted to the connected service. Revenue from data mapping services is recognized when the map has been completed and delivered to the customer. The Company has a limited number of fixed fee data mapping services contracts. Under these arrangements the Company is required to provide a specified number of maps for a fixed fee. Revenue from such arrangements is recognized using the percentage-of-completion method of accounting (see below).

      Service Bureau revenue is comprised of EDI services including data translation services, EDI-to-print and print-to-EDI purchase order and invoice processing, UPC services including UPC number generation, UPC catalog maintenance and UPC label printing. The Service Bureau also derives revenue from licensing software and providing software maintenance and support. Revenue from EDI services and UPC services is recognized when the services are provided. The Company accounts for its EDI software license sales in accordance with the American Institute of Certified Public Accountants' Statement of Position 97-2, "Software Revenue Recognition," as amended ("SOP 97-2"). Revenue from software licenses is recognized when all of the following conditions are met: (1) a non-cancelable non-contingent license agreement has been signed; (2) the software product has been delivered; (3) there are no material uncertainties regarding customer acceptance; and (4) collection of the resulting receivable is probable. Revenue from software maintenance and support contracts is recognized ratably over the life of the contract. The Service Bureau's software license revenue was not significant in any of the periods presented.

      In addition, SOP 97-2 generally requires that revenue from software arrangements involving multiple elements be allocated among each element of the arrangement based on the relative fair values of the elements, such as software licenses, post contract customer support, installation or training. Furthermore, SOP 97-2 requires that revenue be recognized as each element is delivered with no significant performance obligation remaining on the part of the Company. The Company's multiple element arrangements generally consist of a software license and post contract support. The Company allocates the aggregate revenue from multiple element arrangements to each element based on vendor specific objective evidence. The Company has established vendor specific objective evidence for each of the elements as it sells both the software and post contract customer support independent of multiple element agreements. Customers are charged standard prices for the software and post contract customer support and these prices do not vary from customer to customer.

      If the Company enters into a multiple element agreement for which vendor specific objective evidence of fair value for each element of the arrangement does not exist, all revenue from the arrangement is deferred until all elements of the arrangement are delivered.

      Service revenue from maintenance contracts is recognized ratably over the term of the maintenance contract, on a straight-line basis. Other service revenue is recognized at the time the service is performed.

      The Company also provides a broad range of professional services consisting primarily of EDI, electronic commerce consulting, EDI education and training at seminars throughout the United States. Revenue from EDI and electronic commerce consulting and education and training are recognized when the services are provided.

      Revenue from fixed fee data mapping and professional service contracts is recognized using the percentage-of-completion method of accounting, as prescribed by SOP 81-1 "Accounting for Performance of Construction-Type and Certain Production-Type Contracts."

      The percentage of completion for each contract is determined based on the ratio of direct labor hours incurred to total estimated direct labor hours required to complete the contract. The Company may periodically encounter changes in estimated costs and other factors that may lead to a change in the estimated profitability of a fixed-price contract. In such circumstances, adjustments to cost and profitability estimates are made in the period in which the underlying factors requiring such revisions become known. If such revisions indicate a loss on a contract, the entire loss is recorded at such time. Amounts billed in advance of services being performed are recorded as deferred revenue. Certain fixed-fee contracts may have substantive customer acceptance provisions. The acceptance terms generally include a single review and revision cycle for each deliverable to incorporate the customer's suggested or required modifications. Deliverables are considered accepted upon completion of the review and revision and revenue cycle is recognized upon acceptance.

      Goodwill: Goodwill consists of the excess purchase price over the fair value of identifiable net assets of acquired businesses. The carrying value of goodwill is evaluated for impairment on an annual basis. Management also reviews goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount of goodwill may be impaired. If it is determined that an impairment in value has occurred, goodwill is written down to its implied fair value. The Company's reporting units utilized for evaluating the recoverability of goodwill are the same as its operating segments.

      Other Intangible Assets: Other intangible assets are carried at cost less accumulated amortization. Other intangible assets are amortized on a straight-line basis over their expected lives, which are estimated to be five years. The Company did not have any indefinite lived intangible assets other than goodwill that were not subject to amortization.

      Impairment of long-lived assets: Long-lived assets of the Company, including amortizable intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Management also reevaluates the periods of amortization of long-lived assets to determine whether events and circumstances warrant revised estimates of useful lives. When such events or changes in circumstances occur, the Company tests for impairment by comparing the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to result from use of the asset and its eventual disposition. If the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset, the Company would recognize an impairment loss. The amount of the impairment loss will be determined by comparing the carrying value of the long-lived asset to the present value of the net future operating cash flows to be generated by the asset.

      Stock-based compensation: The Company accounts for stock-based compensation with its employees using the intrinsic value method in accordance with the provisions of Account Principles Board Opinion No. 25, Accounting for Stock Issued to Employees" and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123"). SFAS No. 123 establishes a fair-value method of accounting for stock-based compensation plans. Stock-based awards to non-employees are accounted for at fair value in accordance with SFAS No. 123.Income Taxes: Deferred income taxes are determined by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. A valuation allowance is provided based on the weight of available evidence, if it is considered more likely than not that some portion, or all, of the deferred tax assets will not be realized.

      Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates. Significant accounting estimates used in the preparation of the Company's consolidated financial statements include the fair value of equity securities underlying stock based compensation, the realizability of deferred tax assets, the carrying value of goodwill, intangible assets and long-lived assets, and depreciation and amortization. The following discussion reviews items incorporated into our financial statements for the years ended July 31 2003, 2002 and 2001 that required the use of significant management estimates.

      The Company has entered into several transactions involving the issuance of warrants and options to purchase shares of the Company's class A common stock to consultants, lenders, warrant holders, placement agents and other business associates and vendors. The issuance of these securities required management to estimate their value using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires management to make certain estimates for values of variables used by the model. Management estimated the values for stock price volatility, the expected life of the equity instruments and the risk free rate based on information that was available to management at the time the Black-Scholes option-pricing calculations were performed. Changes in such estimates could have a significant impact on the estimated fair value of those equity instruments.

      On May 30, 2003, the Company executed an Accounts Receivable Financing Agreement ("Financing Agreement") with Silicon Valley Bank ("Bank") with a term of 1 year. On October 22, 2003, the Company and Silicon Valley Bank amended the Financing Agreement to extend the term of the agreement to August 31, 2004. In connection with the Financing Agreement, the Company issued the Bank warrants to purchase 40,000 shares of the Company's class A common stock. The warrants are immediately exercisable at an exercise price of $1.39 per share, equal to the fair market value of the Company's class A common stock on the date of closing of the Financing Agreement. The warrants are exercisable for a seven-year period. The value of the warrants in the amount of $34,000 is being amortized over the life of the Financing Agreement.

      On March 10, 2003, the Company issued options to purchase 100,000 shares of class A common stock to a non-employee member of the board of directors as compensation for consulting services. The estimated fair value of the options was determined by management to be $42,000.

      The allocation of the proceeds from the sale of the series D preferred stock and warrants issued in the Company's April 30, 2003 private placement between the fair value of the series D preferred stock and the fair value of the detachable warrants required management to estimate the fair value of the warrants. Management's estimate resulted in a beneficial conversion feature in the amount of $106,730. The discount was immediately accreted and treated as a deemed dividend to the holder of the series D preferred as all of the series D preferred stock was eligible for conversion upon issuance.

      In connection with the private placement that closed during April and May of 2003, the Company incurred fees which were paid by issuing warrants to purchase 110,680 shares of class A common stock at an exercise price of $1.47 per share. The fair value of the warrants was determined by management to be $87,800.

      In connection with a warrant exchange offer in April 2002, the Company valued the repriced and newly issued warrants at $461,084 using the Black-Scholes option-pricing model. This amount has been added to the Company's net loss to increase the net loss attributable to common stockholders during fiscal 2002.

      In connection with the acquisition of RTCI on November 6, 2000, issued and outstanding options and warrants to purchase RTCI common stock were exchanged for options and warrants of ICC, providing the holders the right to receive, upon exercise, an aggregate of 394,905 shares of ICC class A common stock and $343,456 of cash. The options and warrants were valued using the Black-Scholes option-pricing model. The fair value of the vested portion of the options was included in the purchase price for RTCI.

      Goodwill is evaluated for impairment at least annually and whenever events or circumstances indicate impairment may have occurred. The assessment requires the comparison of the fair value of each of the Company's reporting units to the carrying value of its respective net assets, including allocated goodwill. If the carrying value of the reporting unit exceeds its fair value, the Company must perform a second test to measure the amount of impairment. The second step of the goodwill impairment test compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. The Company allocates the fair value of a reporting unit to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. The excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized by the Company in an amount equal to that excess.

      The Company estimates the fair value of its reporting units based on the net present value of expected future cash flows. The use of this method requires management to make estimates of the expected future cash flows of the reporting unit and the Company's weighted average cost of capital. Estimating the Company's weighted average cost of capital requires management to make estimates for long-term interest rates, risk premiums, and beta coefficients. Management estimated these items based on information that was available to management at the time the Company prepared its estimate of the fair value of the reporting unit. Changes in either the expected cash flows or the weighted average cost of capital could have a significant impact on the estimated fair value of the Company's reporting units.

      Impairments of goodwill and acquired intangibles in the amount of $982,000, $1,711,000 and $16,708,000 were as recorded during the years ended July 31 2003, 2002 and 2001, respectively. During fiscal 2001, due to a significant reduction of the workforce of the professional reporting unit, a steep decline in the value of companies similar to it, continued operating losses and a significant reduction in the forecasted future operating profits, management determined that triggering events had occurred related to the certain acquired intangible assets of the Professional Services reporting unit, namely its assembled workforce, its customer list and goodwill. The projected cash flow analysis related to those assets determined that the assets had been impaired. These intangible assets were written down to fair value based on the discounted expected future cash flows from the intangible assets over their remaining estimated useful lives. An impairment loss of $16,708,000 was recognized as a result of this evaluation. During fiscal 2002, due to a continued decline in its revenues throughout the course of 2002, continued operating losses and a significant reduction in forecasted future operating profits, the Professional Services reporting unit was tested for impairment during the fourth quarter of fiscal 2002. An impairment loss of $1,711,000 was recognized as a result of this evaluation. The fair value of the Professional Services reporting unit was estimated using the net present value of expected future cash flows. During the fourth quarter of fiscal 2003 the goodwill of the Service Bureau was tested for impairment due to a significant decline in revenues and operating income resulting primarily from the bankruptcy of its largest customer. An impairment loss of $982,142 was recognized as a result of this evaluation. The fair value of the Service Bureau reporting unit was estimated using the net present value of expected future cash flows.

Results of Operations and Financial Condition

Fiscal Year Ended July 31, 2003 Compared with Fiscal Year Ended July 31, 2002.

Results of Operations - Consolidated

      The following table reflects consolidated operating data by reported segment. All significant intersegment activity has been eliminated. Accordingly, the segment results below exclude the effect of transactions with our subsidiary.

                                                      Year Ended
                                                       July 31,
                                           --------------------------------
 Income (loss) before income taxes:              2003              2002
                                           --------------      ------------

 ICC.NET                                   $  (4,872,216)      $ (6,552,502)
 Service Bureau                               (1,132,102)             4,949
                                           -------------       ------------
Consolidated loss before income taxes      $  (6,004,318)      $ (6,547,553)
                                           =============       ============


Results of Operations - ICC.NET

      ICC.NET includes the Company's global Internet-based value added network, or VAN, which uses the Internet and our proprietary technology to deliver our customers' documents and data files to members of their trading communities, many of which may have incompatible systems, by translating the documents and data files into any format required by the receiver. In addition, ICC.NET facilitates the development and operation of comprehensive business-to-business e-commerce solutions. These professional services assist our clients to conduct business electronically through a continuum of services including eConsulting, data transformation mapping (EDI, EAI, XML) and internetworking. The following table summarizes operating results for ICC.NET:

                                                          Year Ended
                                                            July 31,
                                                 ------------------------------
                                                      2003             2002
                                                 ------------      ------------

Revenues:

VAN services                                     $  8,237,525      $  6,266,277
Mapping services                                      571,063         1,064,387
Services to Triaton                                    58,333           105,626
Professional services                               1,728,447         2,152,323
Technology license                                       --           3,000,000
                                                 ============      ============

                                                   10,595,368        12,588,613
Expenses:
Cost of services                                    6,886,672         7,936,337
Impairment of software inventory                      248,092              --
                                                 ------------      ------------
Total cost of services                              7,134,764         7,936,337
Product development and enhancement                   975,583           822,314
Selling and marketing                               2,899,315         3,376,400
General and administrative                          3,955,108         5.337,983

Non-cash charges for stock-based
  compensation                                        139,415           250,008
Impairment of acquired intangibles                       --           1,710,617
                                                 ============      ============
                                                   15,104,185        19,433,659
                                                 ============      ============

Operating loss                                   $ (4,508,817)     $ (6,845,046)

Other (expense) income, net                          (363,399)          292,544
                                                 ============      ============

Loss before income taxes                         $ (4,872,216)     $ (6,552,502)
                                                 ============      ============


      Revenues - ICC.NET - Revenues from ICC.NET were 88% of our total consolidated revenues for the fiscal year ended July 31, 2003 ("2003") compared to 89% for the fiscal year ended July 31, 2002 ("2002"). Total ICC.NET revenue decreased $1,993,000 in 2003 from 2002, or approximately 16%. VAN and services to Triaton revenues increased $1,924,000, or approximately 30%, in 2003 from the prior year. The increase in VAN services revenue is attributable to an increase in the number of customers to approximately 1,100 in July 2003 from approximately 600 in July 2002. Approximately 300 of these new customers signed up for our service during the month of April 2003. Mapping services decreased $493,000 or approximately 46% in 2003 compared to 2002 primarily due to the continued slowdown in the economy. Revenue generated from professional services consists of consulting and educational services. As a result of the continued slowdown in the economy, which has resulted in a decrease in capital expenditures for information technology and related services, revenue from our professional services decreased $424,000 in 2003 from 2002. During 2002, we recognized technology license revenue of $3,000,000 from Triaton GmbH, a subsidiary of Thyssen Krupp Information Services, GmbH, for the license of our ICC.NET service. Under the terms of the July 2002 license agreement, we granted Triaton a non-exclusive license to use ICC's electronic data interchange system in its most recent version anywhere in the continent of Europe, Great Britain and Ireland for a five-year term. Triaton has the right to use and provide the ICC.NET service to its customers. Triaton paid us $1,500,000 in July 2002 and an additional $1,500,000 in October 2002 under this license agreement. ICC will not report any additional revenues under the July 2002 agreement with Triaton, except that, at Triaton's request, ICC will provide sales support, customer support and software support on ICC's standard terms and conditions. 2002 included $105,000 of fees from Triaton under a July 2001 agreement.

      Cost of services - ICC.NET - Cost of services relating to our ICC.NET was 67% of revenue derived from the ICC.NET service in 2003, compared to 63% of revenue in 2002. Excluding the impairment of software inventory, the total cost of services was 65% of revenue in 2003 compared to 63% of revenue in 2002. Cost of services related to our ICC.NET consists primarily of salaries and employee benefits, contract labor, connectivity fees, amortization and rent. Cost of services excluding impairment of software inventory decreased $1,050,000 in 2003 from 2002. Salaries and employee benefits decreased $470,000 primarily due to a reduction of personnel to 36 at the end of 2003 from 62 at the beginning of 2002. Product development personnel who were temporarily assigned to cost of services during 2002 represented $278,000 of this decrease. These employees were used to implement alternative connectivity solutions for the ICC.NET service when GXS and Sterling disconnected our service from their networks during 2002. Amortization decreased $246,000 in 2003 compared to 2002 primarily due to certain capitalized software costs becoming fully amortized during 2002. In addition, consulting costs decreased $159,000 in 2003 from 2002 due primarily to decrease in costs associated with technology license revenue from Triaton. Travel, meals and entertainment decreased $104,000 in 2003 from 2002 due to lower travel requirements associated with projects. In addition, costs for rental of space for educational seminars decreased $62,000 in 2003 from 2002 due to the use of lower cost facilities. However, these savings were partially offset by increased connectivity costs of $306,000 in 2003 compared to 2002. The increase in connectivity fees was primarily due to additional fees incurred to offer our customers and their trading partners alternative connectivity when GXS and Sterling disconnected our service from their networks during 2002. Cost of services relating to VAN services decreased to $3,744,000 in 2003 from $4,009,000 in 2002. Cost of services relating to mapping services decreased to $1,424,000 in 2003 from $1,683,000 in 2002. Cost of services relating to services provided to Triaton was $53,000 in 2002 compared to no costs in 2003. Impairment of software inventory of $248,000 in 2003 represents an impairment for software inventory held by Professional Services reporting unit resulting from insufficient historical and projected revenue from these products to support the recoverability of that carrying value. We anticipate that our ICC.NET cost of services will decline as a percentage of revenue in future periods due to increased utilization of our existing communications infrastructure as we expect the use of our VAN service to increase.

      Product development and enhancement - ICC.NET - Product development and enhancement costs relating to our ICC.NET consist primarily of salaries and employee benefits. The increase of $153,000 in 2003 over 2002 was primarily attributable to an increase of $267,000 of costs relating to product development personnel who had been temporarily assigned to cost of services during 2002. The personnel were utilized to implement alternative connectivity solutions for our ICC.NET when GXS and Sterling disconnected our service from their networks during 2002. The prior year allocation was partially offset by a decrease of $78,000 in salaries and employee benefits as a result of reduction in staff to 8 at the end of 2003 from 14 at the beginning of 2002. Also, consulting costs decreased $17,000 in 2003 compared to 2002 due to increased reliance on staff.

      Selling and marketing - ICC.NET - Selling and marketing expenses relating to our ICC.NET consist primarily of salaries and employee benefits, advertising and trade show costs and travel-related costs. Selling and marketing expenses related to our ICC.NET service were reduced $477,000 in 2003 from 2002. The decrease in selling and marketing expenses was primarily attributable to a decrease in salaries and benefits of $196,000 in 2003. Advertising and trade show costs were reduced $175,000 because we attended fewer trade shows and placed fewer print advertisements. In addition, rent, travel and entertainment and severance decreased $28,000, $26,000 and $21,000, respectively, in 2003 from 2002.

      General and administrative - ICC.NET - General and administrative expenses supporting our ICC.NET consist primarily of salaries and employee benefits, facility costs, legal and professional fees, depreciation, amortization and telephone charges. General and administrative costs supporting our ICC.NET decreased $1,383,000 in 2003. Legal fees decreased $465,000 in 2003 relating to our disconnection from other VAN's and resolution of a legal matter in 2002. Rent expense of $393,000 as a result of the renegotiation of our leases. In addition, salary and benefits decreased $258,000 primarily due to a reduction in personnel in our professional service reporting unit to 3 at the end of 2003 from 6 at the end of 2002 and 10 at the beginning of 2002. Bad debt expense decreased $173,000 in 2003 from 2002 due to a decrease in customer defaults from the prior year. In addition, depreciation and amortization decreased $93,000 in 2003 from 2002 due to assets reaching the end of their depreciable or amortizable lives. These decreases were partially offset by an increase in accounting fees of $130,000 in 2003 over 2002 due to services provided in connection with SEC filings and other matters. For cost reduction purposes, the Company's executive management, human resources, accounting and finance functions for both segments of the Company were centralized and are now performed by ICC.NET personnel. Commencing in the second fiscal quarter of 2003, ICC.NET began allocating the costs of executive management, human resources, accounting and finance tasks to the Service Bureau segment based on the level of services provided. In 2003, these allocations totaled $135,000.

      Non-cash charges - ICC.NET - Non-cash charges decreased $111,000 in 2003 from 2002. In 2003, $60,000 of expense was recognized for common stock and options issued to a non-employee member of our board of directors as compensation for consulting services. In addition, expense recognized for common stock to be issued to non-employee members of our board of directors as compensation increased $19,000 in 2003 from 2002. Non-cash charges of $190,000 in 2002 consisted of stock-based compensation expense related to assumed unvested restricted shares issued to RTCI employees in connection with our acquisition of RTCI.

      Other income, net - ICC.NET - Other expenses increased $656,000 in 2003 compared to 2002. An impairment charge of $318,000 was recorded in 2003 for the write down of available-for-sale marketable securities due to an other than temporary decline in value. In 2002 other income includes a legal settlement from a competitor of $63,000 and the favorable settlement of an acquisition-related liability of $145,000. In addition, net gains from the disposition of marketable securities decreased $140,000 in 2003 from 2002.

Results of Operations - Service Bureau

      Our service bureau manages and translates the data of small and mid-sized companies that exchange EDI data with large companies and provides various EDI and UPC (universal product code) services. Our service bureau also licenses EDI software. The following table summarizes operating results for our service bureau:

                                                             Year Ended
                                                              July 31,
                                                    ----------------------------
                                                       2003              2002
                                                    -----------      -----------

Revenues:
  Services                                          $ 1,487,946      $ 1,633,183

Expenses:
    Cost of services                                    735,136          839,217
    Impairment of capitalized software                  148,479             --
                                                    -----------      -----------
        Total cost of services                          883,615          839,217
    Product development and enhancement                 135,358          154,589
    Selling and marketing                               135,411          123,100
    General and administrative                          483,522          511,328
    Impairment of acquired intangible                   982,142
                                                    -----------      -----------
                                                      2,620,048        1,628,234
                                                    -----------      -----------

Operating income (loss)                              (1,132,102)           4,949
                                                    -----------      -----------

Other income, net                                          --               --
                                                    -----------      -----------

Income (loss) before income taxes                   $(1,132,102)     $     4,949
                                                    ===========      ===========

      Revenues - Service Bureau - Revenue related to our service bureau was 12% of our consolidated revenue in 2003 compared to 11% of consolidated revenue in 2002. The service bureau's revenue was primarily generated from services performed, customer support and licensing fees. The decrease in revenue of $145,000 in 2003 compared to 2002 was primarily the result of a decrease in service revenue of $122,000 due to a large customer ceasing operations.

      Cost of services - Service Bureau - Total cost of services relating to our Service Bureau was 58% of revenue derived from the service bureau in 2003 compared to 51% in 2002. Excluding the impairment of the capitalized software, costs of services was 49% of revenue derived from the Service Bureau in 2003 compared to 51% of revenue derived from the Service Bureau in 2002. Cost of services related to our service bureau consists primarily of salaries and employee benefits and rent. Cost of services, excluding the capitalized software impairment charge, decreased $104,000 in 2003. This decrease in cost of services was primarily the result of an $80,000 decrease in the use of consultants for customer service and support and data entry services and a decrease in salary and benefits of $22,000. Delivery charges to customers decreased $11,000 in 2003 compared to 2002 due to customers paying these cost directly to the delivery agent. Cost of services - impairment of capitalized software of $148,000 in 2003 represents an impairment of capitalized software for in-process projects that management decided, due to unfavorable market conditions continuing into the foreseeable future, not to complete.

      Product development and enhancement - Service Bureau - Product development and enhancement costs consist primarily of salaries and employee benefits and rent. Product development and enhancement costs incurred by our service bureau decreased $19,000 in 2003 from 2002. This decrease was primarily attributable to a decrease in salaries and employee benefits of $16,000 as a result of reduced staffing to 4 at the end of 2003 from 5 at the beginning of 2002.

      Selling and marketing - Service Bureau - Selling and marketing expenses relating to our service bureau consist primarily of salaries and employee benefits and rent. Selling and marketing increased $12,000 in 2003 primarily due to an increase in salaries and employee benefits of $8,000, and a $5,000 severance payment in 2003.

      General and administrative - Service Bureau - General and administrative expenses relating to our service bureau consist primarily of salaries and employee benefits, depreciation, rent, telephone and office expenses. General and administrative costs decreased $28,000 in 2003 from 2002. Salaries decreased $160,000 in 2003 from 2002 as a result of a reduction in staff to 1 at the end of 2003 from 4 at the end of 2002, and 6 at the beginning of 2002. This was offset by an increase of $135,000 in general and administrative support staff salary and benefits allocated by ICC.NET to the Service Bureau in 2003. See "General and administrative - ICC.NET" above for a discussion of the allocation of general and administrative expenses among segments.

      Impairment of Acquired Intangibles - Service Bureau - During the fourth quarter of fiscal 2003 the goodwill of the Service Bureau was tested for impairment due to a significant decline in revenues and operating income resulting primarily from the bankruptcy of its largest customer. An impairment loss of $982,142 was recognized as a result of this evaluation. The fair value of the Service Bureau reporting unit was estimated using the net present value of expected future cash flows.


Results of Operations and Financial Condition

Fiscal Year Ended July 31, 2002 Compared with Fiscal Year Ended July 31, 2001.

Results of Operations - Consolidated

      The following table reflects consolidated operating data by reported segment. All significant intersegment activity has been eliminated. Accordingly, the segment results below exclude the effect of transactions with our subsidiary.

                                                          Year Ended
                                                            July 31,
                                                 -------------------------------
Income (loss) before income taxes:                   2002              2001
                                                 ------------      ------------

ICC.NET                                          $ (6,552,502)     $(32,394,191)
Service Bureau                                          4,949          (391,048)
                                                 ------------      ------------
Consolidated loss before income taxes            $ (6,547,553)     $(32,785,239)
                                                 ============      ============


Results of Operations - ICC.NET

      ICC.NET includes the Company's global Internet-based value added network, or VAN, which uses the Internet and our proprietary technology to deliver our customers' documents and data files to members of their trading communities, many of which may have incompatible systems, by translating the documents and data files into any format required by the receiver. In addition, ICC.NET facilitates the development and operation of comprehensive business-to-business e-commerce solutions. These professional services assist our clients to conduct business electronically through a continuum of services including eConsulting, data transformation mapping (EDI, EAI, XML) and internetworking. The following table summarizes operating results for ICC.NET:

                                                           Year Ended
                                                            July 31,
                                                 ------------------------------
                                                      2002             2001
                                                 ------------      ------------
Revenues:
VAN services                                     $  7,330,664      $  4,690,919
Services to Triaton                                   105,626         1,068,500
Professional services                               2,152,323         2,521,012
Technology license                                  3,000,000              --
                                                 ------------      ------------
                                                   12,588,613         8,280,431
Expenses:
Cost of services                                    7,936,337         8,685,819
Product development and enhancement                   822,314           625,279
Selling and marketing                               3,376,400         5,278,202
General and administrative                          5,337,983         8,909,115
Non-cash charges                                      250,008           991,048

Impairment of acquired intangible                   1,710,617        16,708,479
                                                 ------------      ------------
                                                   19,433,659        41,197,942
                                                 ------------      ------------

Operating loss                                     (6,645,046)     $(32,917,511)
                                                 ------------      ------------

Other income, net                                     292,544           523,320
                                                 ------------      ------------

Loss before income taxes                         $ (6,552,502)     $(32,394,191)
                                                 ============      ============

      Revenues - ICC.NET - Revenues from ICC.NET were 89% of our total consolidated revenues for the fiscal year ended July 31, 2002 ("2002"). ICC.NET revenues increased $4,308,000 in 2002 from the fiscal year ended July 31, 2001 ("2001"). VAN revenues increased $2,640,000 in 2002, or 56% from the prior year. ICC.NET revenue included $1,064,000 attributable to mapping and XML services in 2002 as compared to $913,000 in 2001. This increase is the result of a larger customer base and increased volume. Services to Triaton decreased from $1,069,000 under the original agreement in 2001 to $106,000 in 2002. Revenues from professional services consist of consulting and educational services. As a result of the continuing economic slowdown, revenues from professional services decreased $369,000 in 2002 from 2001 for consulting services primarily as a result of a reduced number of consulting projects. During 2002, we recognized technology license revenue of $3,000,000 from Triaton for the license of ICC.NET .. Under the terms of the July 2002 license agreement, we granted Triaton a non-exclusive license to use ICC's electronic data interchange system in its most recent version anywhere in the continent of Europe, Great Britain and Ireland for a five-year term. Triaton has the right to provide and use the ICC.NET service to its customers. Triaton paid us $1,500,000 in July 2002 and an additional $1,500,000 in October 2002 under this license agreement. ICC will not report any additional revenues under the amended agreement with Triaton, except that, at Triaton's request, ICC will provide sales support, customer support and software support on ICC's standard terms and conditions.

      Cost of services - ICC.NET - Cost of services relating to ICC.NET was 63% of revenues derived from the service in 2002, compared to 105% of revenues derived from the service in 2001. These costs consist primarily of salaries and employee benefits, data lines, consultants, travel related expenses, amortization and off-site facilities. ICC.NET cost of services included $1,683,000 attributable to mapping and XML services in 2002 as compared to $1,905,000 in 2001. Cost of services decreased $750,000 in 2002 from the prior year. We reduced our cost of services personnel to 41 at the end of 2002 from 62 at the end of 2001 and as a result we were able to reduce salaries and employee benefits by $679,000. The reduction in the number of employees did not affect the quality or reliability of our service. Amortization expense decreased $472,000 from the prior year. As required by FAS 142, we reclassified the workforce intangible from other intangible assets to goodwill and as a result, no such amortization charge was incurred in 2002. In addition, facility-related costs and computer equipment rentals decreased $170,000 in 2002 compared to the prior year. Connectivity fees are those costs that we incur to transmit data electronically. These fees include charges from other VANs and charges from Internet service providers. Total connectivity fees increased $370,000 in 2002. The increase in connectivity fees was primarily due to additional fees incurred to offer our customers and their trading partners alternate connectivity as a result of GXS and Sterling disconnecting our service from their networks. In addition, amortization expense relating to mapping technology increased $239,000 in 2002. This was primarily due to the acquisition of RTCI. Because the acquisition took place at the beginning of the second quarter of 2001, only nine months of mapping technology amortization was recognized in 2001 compared to twelve months of amortization recognized in 2002. We anticipate that our ICC.NET cost of services will continue to decline as a percentage of revenues in future periods due to increased utilization of our existing infrastructure as we expect the use of our ICC.NET service to increase.

      Product development and enhancement - ICC.NET - Product development and enhancement costs relating to ICC.NET consist primarily of salaries and employee benefits. The increase of $197,000 in 2002 from 2001 was primarily caused by an increase in salaries and employee benefits of $317,000 partially offset by reductions in facility-related costs of $72,000, travel expenses which were reduced $22,000 and computer equipment rental costs which were reduced $27,000. These reductions were the result of our cost reduction measures.

      Selling and marketing - ICC.NET - Selling and marketing expenses relating to ICC.NET consist primarily of salaries and employee benefits, advertising, trade shows, travel-related costs and amortization. Selling and marketing expenses related to our ICC.NET were reduced $1,902,000 in 2002 from 2001. Salaries and employee benefits related to ICC.NET decreased $723,000, primarily due to the elimination of our telesales force. Consulting and professional fees were reduced $275,000, advertising and trade show expenses were reduced $233,000, rent and facility-related costs were reduced $157,000 and travel-related costs were reduced $141,000--all as a result of our cost reduction measures. In addition, as part of our cost reduction measures, our professional service reporting unit reduced travel-related expenses, tradeshow fees, advertising expenses and office expenses by $272,000 in 2002 compared to the prior year. Amortization expense for the acquired customer list was no longer recognized during 2002 as an impairment charge for the full carrying value of this asset was recognized in the fourth quarter of 2001. This resulted in a decrease of $61,000 in amortization expense in 2002 from 2001.

      General and administrative - ICC.NET - General and administrative expenses supporting ICC.NET consist primarily of salaries and employee benefits, rent, depreciation, telephone, insurance, amortization and consulting and professional fees. General and administrative expenses supporting ICC.NET decreased $3,571,000 in 2002 from the prior year. Salaries and related employee benefits decreased $1,474,000 in 2002 due to a reduction in workforce. Amortization and depreciation decreased $1,005,000, primarily as a result of the Company's implementation of SFAS No. 142, effective August 1, 2001, which requires goodwill to be tested for impairment on a periodic basis and no longer permits amortization of goodwill. Consulting and professional fees decreased $643,000 in 2002 primarily as a result of the termination of a consulting contract with a former officer of the Company that was recognized in 2001. Severance payments of $448,000, primarily due to the termination of an officer, were included in 2001. In addition, recruiting fees decreased $137,000. These decreases were offset by a lease abandonment charge of $193,000 in 2002.

      Non-cash charges - ICC.NET - During 2002, the non-employee members of our Board of Directors received class A common stock with a value of $60,000 as compensation for their services. No such compensation was paid in 2001. In March 2000, ICC granted an option to purchase 100,000 shares of class A common stock pursuant to a consulting agreement with a former executive officer and board member of ICC. Non-cash consulting charges for this stock option amounted to $450,000 in 2001. No such charges were incurred in 2002. Non-cash charges in 2002 consisted of $190,000 of stock-based compensation expenses related to 172,907 unvested restricted shares issued to RTCI employees in connection with our acquisition of RTCI. The value of the restricted shares was amortized from the date of acquisition through January 1, 2002. During 2001, our professional service reporting unit recognized $541,000 of stock based compensation expense related to these restricted shares.

      Other income, net - ICC.NET - Other income supporting ICC.NET decreased $231,000 in 2002 from the prior year. Interest and investment income decreased $364,000 in 2002 compared to 2001 as the result of lower average cash balances and interest rates compared to the prior year. This was partially offset by other non-operating income of $208,000 during 2002. This includes a legal settlement from a competitor of $63,000 and the favorable settlement of an acquisition liability of $145,000. No such settlements were recorded in 2001.

      Impairment of Acquired Intangibles -ICC.NET - During 2001, our professional services reporting unit recorded an impairment charge of $16,708,000 related to the intangibles acquired from RTCI. Due to a significant reduction of the workforce in the professional services reporting unit, a steep decline in the value of similar companies, continued operating losses and a significant reduction in forecasted operating profits, management determined that a triggering event related to certain acquired intangible assets of the professional services reporting unit had occurred, namely the assembled workforce, the customer list and goodwill. Projected cash flow analysis related to these assets determined that their value had been impaired. These intangible assets were written down in 2001 to fair value based on the related discounted expected future cash flows from the intangible assets. During 2002 management once again determined that triggering events had occurred related to goodwill. The carrying value of goodwill was reevaluated for impairment and an impairment charge of $1,711,000 was recognized in 2002.

Results of Operations - Service Bureau

      Our service bureau manages and translates the data of small and mid-sized companies that exchange EDI data with large companies and provides various EDI and UPC (universal product code) services. Our service bureau also licenses EDI software. The following table summarizes operating results for our service bureau:

                                                            Year Ended
                                                             July 31,
                                                    ---------------------------
                                                        2002            2001
                                                    -----------     -----------
Revenues:
  Services                                          $ 1,633,183     $ 1,462,088
Expenses:
    Cost of services                                    839,217         668,535
    Product development and enhancement                 154,589         305,750
    Selling and marketing                               123,100         105,382
    General and administrative                          511,328         773,469
                                                    -----------     -----------

                                                      1,628,234       1,853,136
                                                    -----------     -----------

Operating income (loss)                                   4,949        (391,048)
                                                    -----------     -----------

Other income, net                                          --              --
                                                    -----------     -----------

Income (loss) before income taxes                   $     4,949     $  (391,048)
                                                    ===========     ===========


      Revenues - Service Bureau - Revenues of our service bureau were 11% of our consolidated revenues for 2002. The service bureau's revenues were primarily generated from services performed, customer support and licensing fees. The increase in revenues of $171,000 in 2002 as compared to 2001 was primarily the result of an increased demand for barcode label printing from existing customers. Cost of services - Service Bureau - Cost of services relating to our service bureau was 51% of revenues of the service bureau in 2002, compared to 46% of revenues in 2001. These costs consist primarily of salaries and employee benefits, data lines, rent and consultants. Salary and benefits increased by $112,000 in 2002 from 2001, primarily as a result of an increase in staff. Facilities related costs increased $29,000 and consulting expenses increased $10,000 from the prior year.

      Product development and enhancement - Service Bureau - Product development and enhancement costs relating to our service bureau consist primarily of salaries and employee benefits and rent. Product development and enhancement costs incurred by our service bureau decreased $151,000 in 2002 from 2001. The decrease was primarily attributable to capitalized labor costs for newly developed software in the amount of $92,000. Consulting fees were also reduced by $52,000.

      Selling and marketing - Service Bureau - Selling and marketing expenses relating to our service bureau consist primarily of salaries and employee benefits and rent, which increased $18,000 in 2002.

      General and administrative - Service Bureau - General and administrative expenses supporting our service bureau consist primarily of salaries and employee benefits, depreciation, amortization, rent, telephone and office expenses. Amortization decreased $241,000 in 2002 as compared to 2001, primarily as a result of the Company's implementation of SFAS No. 142, effective August 1, 2001, which requires goodwill to be tested for impairment on a periodic basis and no longer permits the amortization of goodwill.